EXHIBIT 5

                         WATKINS LUDLAM & STENNIS. P.A.
                                  May 13, 1997



Board of Directors
Hancock Holding Company
One Hancock Plaza
2510 14th Street
Gulfport, Mississippi 39501

Gentlemen:

         We have acted as counsel to Hancock Holding Company in connection with the preparation of its Registration Statement on Form S-4 for registration of 85,571 shares of Common Stock, $3.33 par value, under the Securities Act of 1933. Such shares are to be issued pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 28, 1997, by and among Hancock Holding Company, Hancock Bank of Louisiana, Commerce Corporation and Bank of Commerce & Trust Co.

         We have examined the Merger Agreement, the Articles of Incorporation and the amendments thereto of Hancock Holding Company, and such other documents as we deemed relevant.

         Based on the foregoing, it is our opinion that the 85,571 shares of Common Stock of Hancock Holding Company to be registered under the Securities Act of 1933, when issued pursuant to the Merger Agreement will be legally issued, fully paid and non-assessable shares of Common Stock of Hancock Holding Company.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinion" in the Prospectus/Proxy Statement comprising Part I of the Registration Statement.

                                       Sincerely,


                        /s/Watkins Ludlam & Stennis, P.A.
                         WATKINS LUDLAM & STENNIS, P.A.